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                            THE POINT OF INTEGRATION

October 26, 1999

William G. Atkinson
4993 Sandshore Court
San Diego, CA 92130

Dear Bill:

I am pleased to offer you the position of Vice President, Sales and Marketing for Titan Corporation's Cayenta.com subsidiary ("Cayenta.com"), reporting directly to David Porreca, President and CEO of Cayenta.com. I am confident that you will make a significant contribution to the growth and success of Cayenta.com. I believe you will be provided with a challenging and gratifying work environment conducive to the development and fulfillment of your professional objectives.

Your role as Vice President, Sales and Marketing will be to develop new business opportunities with significant corporate market leaders in telecommunications, transportation, energy, and the commercial and residential services sector. Your duties will include marketing strategy, branding and imaging, sales force development, and sales/professional services delivery.

Your salary on an annualized basis will be $105.77 hr. Titan has an excellent fringe benefit package including medical, dental and vision plans, life insurance, 401(k) retirement plan, and paid time off (PTO) policy. PTO starts at 160 hours per year, plus holidays. As part of Titan's effort to maintain a drug free workplace, you will be required to complete a drug screen following acceptance of this offer. This offer is contingent upon completion of the drug screen and negative test results. Please understand that your acceptance of this offer does not constitute the creation of a contract of employment. This later is a statement of Titan's desire to employ you with the understanding that your employment may be discontinued at the will of either party by notice to the other. This letter supersedes any prior verbal representations that may have been made to you.

Titan would like to offer you options on 5,000 shares of Titan Corporation common stock subject to Board of Directors approval. In addition, you will be offered stock options of 75,000 shares of Cayenta.com common stock at a price to be determined by the Board of Directors. The stock will vest over four years from the date of grant, also subject to approval of the Board of Directors.

In addition, for each major customer you develop that leads to $10 Million in revenue, you will receive additional stock options of 5,000 shares of Cayenta.com common stock per referenceable customer, and options of 1,000 shares per each $5 Million in revenue

     225 Broadway Suite 1500
     San Diego CA 92101
     888 Cayenta 619 228 2100  fax 619 228 2180


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that these clients generate per annum thereafter, which will vest on the date of grant and are subject to the approval of the Board of Directors.

Bill, I am really excited about offering you this opportunity to help me grow Cayenta into a world-class, highly successful internet services public company. As you can hopefully see in this offer, Gene Ray and I both believe that you have unlimited energy, intellect, and capability to serve in this key executive position. We know, together, we can rapidly grow Cayenta and make its shareholder value significant, rewarding, and meaningful for all.

This employment position is effective November 1st, 1999. To accept this opportunity, sign in the space below by close of business October 31st, 1999.



Sincerely,

/s/ David P. Porreca

David P. Porreca
President & CEO

Accepted and Agreed to
This 31st day of October, 1999

Signed /s/ William Atkinson
      --------------------------------
William Atkinson